Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Class A ordinary shares, par value of $0.00001 per share, of Viomi Technology Co., Ltd, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 1, 2019.

XIAOMI CORPORATION

By:	/s/ LEI Jun
Name:	LEI Jun
Title:	Director

FAST PACE LIMITED

By:	/s/ LEI Jun
Name:	LEI Jun
Title:	Director

RED BETTER LIMITED

By:	/s/ LEI Jun
Name:	LEI Jun
Title:	Director